EXHIBIT 99.3

Since January 1, 2013, PDI, Inc. has completed the following acquisitions:

•
The miRInform® Thyroid and Pancreas cancer diagnostic tests, other tests in development for thyroid cancer, associated intellectual property and a biobank with more than 5,000 patient tissue samples (the “Acquired Property”) from Asuragen, Inc. in August 2014.

•
Redpath Integrated Pathology, Inc. In October 2014, PDI acquired RedPath Integrated Pathology, Inc. (“RedPath”), a molecular diagnostics company helping physicians better manage patients at risk for certain types of gastrointestinal cancers through its proprietary PathFinderTG® platform (the “Transaction”).

The following unaudited pro forma combined condensed statements of operations for the year ended December 31, 2013 and for the nine-month period ended September 30, 2014, presents combined information as if we had completed the acquisition of RedPath on January 1, 2013. An unaudited pro forma combined condensed balance sheet as of September 30, 2014 is presented for the acquisition of Redpath. An unaudited pro forma combined condensed balance sheet as of September 30, 2014 is not presented for the acquisition of the Acquired Property because the balance sheet, including related acquisition adjustments, is included in our condensed consolidated balance sheet as of such date. In addition, unaudited pro forma condensed consolidated statements of operations are not presented for the acquisition of the Acquired Property as that presentation would require forward-looking information in order to meaningfully present the effects of the acquisition. The unaudited pro forma adjustments also include the Company entering into a $20.0 million term loan in connection with the acquisition of Redpath.

The financial information included in the unaudited pro forma combined condensed consolidated balance sheet and unaudited pro forma combined condensed statements of operations is prepared in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma combined condensed financial information was prepared in accordance with Article 11 of Regulation S-X. Pro forma adjustments reflect those adjustments which are directly related to the acquisition and are factually determined. The unaudited pro forma adjustments reflecting the transactions have been prepared in accordance with purchase accounting guidance as provided in Accounting Standards Codification 805, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values. These preliminary allocations are based on the most recently available information. The allocation of fair value is dependent upon third-party valuations which are not yet final. There can be no assurances that these final valuations will not result in material changes to the estimated allocation.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and do not purport to reflect the results the combined company may achieve in future periods or the historical result that would have been obtained. The data is not indicative of the operating results or financial position that would have occurred if the transactions had been consummated as of January 1, 2013. Since the entities were not under common control or management for any period presented, the unaudited pro forma condensed combined condensed financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed financial statements should be read in conjunction with the: (i) historical consolidated financial statements and accompanying notes of PDI, Inc., which are included in the Annual Report on Form 10-K of PDI, Inc. for the year ended December 31, 2013; (ii) the historical consolidated financial results of PDI, Inc. included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014; (iii) the historical financial statements of Redpath Integrated Pathology, Inc.; and (iv) the unaudited condensed financial statements of Redpath Integrated Pathology, Inc. as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 included in this 8-K/A.

     The unaudited pro forma condensed financial information is as follows:

PDI, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheets
As of September 30, 2014
(dollars in thousands)

PDI, Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations
For the Nine Months Ended September 30, 2014
(dollars in thousands, except per share amounts)

PDI, Inc.
Unaudited Pro Forma Combined Condensed Statements of Operations
For the Year Ended December 31, 2013
(dollars in thousands, except per share amounts)

Note 1 - Description of Acquisition

On October 31, 2014 (the “Closing Date”), PDI, Inc. (the “Company”) and its wholly-owned subsidiary, Interpace Diagnostics, LLC (“Interpace”), entered into an Agreement and Plan of Merger (the “Agreement”) to acquire RedPath Integrated Pathology, Inc. (“RedPath”), a molecular diagnostics company helping physicians better manage patients at risk for certain types of gastrointestinal cancers through its proprietary PathFinderTG® platform (the “Transaction”).

Under the terms of the Agreement, the Company paid $12.0 million in cash, plus working capital adjustments, to the Equityholder Representative, on behalf of the equityholders of RedPath (the “Equityholders”), at the closing of the Transaction. The Agreement contains customary representations, warranties and covenants of the Company and RedPath. Subject to certain limitations, the parties will be required to indemnify each other for damages resulting from breaches of the representations, warranties and covenants made in the Agreement and certain other matters.

The Company also issued an interest-free Note to the Equityholder Representative, on behalf of the Equityholders, at the closing of the Transaction for $11.0 million to be paid in eight equal consecutive quarterly installments beginning October 1, 2016. The interest rate will be 5.0% in the event of a default under the Note. The obligations of the Company under the Note are guaranteed by the Company and its Subsidiaries pursuant to the Subordinated Guarantee in favor of the Equityholder Representative. Pursuant to the Subordinated Guarantee, the Company and its Subsidiaries also granted a security interest in substantially all of their assets, including intellectual property, to secure their obligations to the Equityholder Representative.

In connection with the Transaction, the Company and Interpace also entered into the Contingent Consideration Agreement with the Equityholder Representative. Pursuant to the Contingent Consideration Agreement, the Company has agreed to issue to the Equityholders 500,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”), upon acceptance for publication of a specified article related to PathFinderTG® for the management of Barrett’s esophagus, and an additional 500,000 shares of the Company’s Common Stock upon the commercial launch of PathFinderTG® for the management of Barrett’s esophagus (collectively, the “Common Stock Milestones”). In the event of a change of control of the Company, Interpace or RedPath on or before April 30, 2016, the Common Stock Milestones not then already achieved will be accelerated and the Equityholders will be immediately entitled to receive the Common Stock not yet previously issued to them. The Equityholders are entitled to an additional $5 million cash payment upon the achievement by the Company of $14.0 million or more in annual net sales of PathFinderTG® for the management of Barrett’s esophagus and a further $5 million cash payment upon the achievement by the Company of $37.0 million or more in annual net sales of a basket of assays of Interpace and RedPath. In addition, the Company is obligated to pay revenue based payments through 2025 of 6.5% on annual net sales above $12.0 million of PathFinderTG®-Pancreas, 10% on annual net sales up to $30 million of PathFinderTG® for the management of Barrett’s esophagus and 20% on annual net sales above $30 million of PathFinderTG® for the management of Barrett’s esophagus.

The Credit Agreement, the Senior Guarantee and the Intercreditor Agreement

In connection with the Transaction, the Company entered into the Credit Agreement with the Agent and the Lenders. Pursuant to and subject to the terms of the Credit Agreement, the Lenders agreed to provide a term loan to the Company in the aggregate principal amount of $20.0 million (the “Loan”). The maturity date of the loan is October 31, 2020. The Loan bears interest at the greater of (a) three month LIBOR and (b) 1.0%, plus a margin of 12.5%, payable in cash quarterly in arrears, beginning on February 17, 2015. The interest rate will be increased by 3.0% in the event of a default under the Credit Agreement. Beginning in January 2017, the Company will be required to make principal payments on the Loan. Beginning in January 2017 and ending on October 31, 2020, subject to a $250,000 per quarter cap, the Lenders will be entitled to receive quarterly revenue based payments from the Company equal to 1.25x of revenue derived from net sales of molecular diagnostics products (the “Synthetic Royalty”).

The Company agreed to pay certain out-of-pocket costs and expenses incurred by the Lenders and the Agent in connection with the Credit Agreement and related documents, the administration of the Loan and related documents or the enforcement or protection of the Lenders’ rights. The Lenders are also entitled to (a) a $300,000 origination fee and (b) a $800,000 exit fee. In addition, if the Loan is prepaid, the Lenders are entitled to (c) a prepayment fee equal to 6.0% of the Loan if the Loan is prepaid on or after October 31, 2015 but prior to October 31, 2016, 5.0% of the Loan if the Loan is prepaid on or after October 31, 2016 but prior to October 31, 2017 and 2.0% if the Loan is prepaid on or after October 31, 2017 but prior to October 31, 2018, and (d) a prepayment premium applicable to the Synthetic Royalty equal to (i)(1) 1.25% multiplied by (2) the lesser of (A) $80.0 million and (B) the aggregate revenue on net sales of molecular diagnostics products for the four most recently-completed fiscal quarters, multiplied by (ii) the number of days remaining until October 31, 2020, divided by (iii) 360. The Company must also make a mandatory prepayment in connection with the disposition of certain of the Company’s assets.

We received net proceeds of approximately $19.6 million following payment of certain fees and expenses in connection with the Credit Agreement.

Note 2 - Basis of Pro Forma Presentation

The acquisition has been accounted for as a purchase, subject to the provisions of Accounting Standards Codification 805-10-50 and has been treated as an asset acquisition for tax purposes.  In connection with the transaction, the Company has preliminarily recorded $33.8 million of other identified intangible assets and $9.6 million of goodwill as of September 30, 2014. The identified finite-lived intangible assets have a weighted average amortization period of 6.5 years. The Company determined the preliminary acquisition date fair value of the contingent consideration of $23.9 million based on a probability-weighted income approach derived from revenue. The fair value measurement is based on significant subjective assumptions and inputs not observable in the market. Future revisions to these assumptions could materially change the estimate of the fair value of the contingent consideration and therefore materially affect the presented unaudited pro forma condensed consolidated financial information.

Note 3 - Pro Forma Adjustments

(a)	Reflects the Cash borrowed by the Company under the term loan of $20.0 million, net of loan origination fees of $0.4 million paid at the closing of the Loan, which is recorded as a debt discount.

(b)	Represents deferred financing fees incurred but not paid.

(c)	Reflects the $12.0 million, plus $1.6 in working capital adjustments, paid in cash at the closing of Transaction.

(d)	Preliminary estimate of amounts billed to customers that are anticipated to be collected but not recognized as accounts receivable and will not be recognized as revenue when collected by PDI, Inc.

(e)
Other intangible assets represent the finite-lived identified intangible assets recognized in the Transaction. The preliminary allocation of fair value to these identified intangible assets was based on the application of relief from royalty valuation approach. The preliminary purchase price allocation is as follows:

(f)	Represents portion of accrued settlement liability that PDI, Inc. has been indemnified for.

(g)	Amount that was outstanding under the RedPath line of credit that was paid in full by RedPath at the closing of the Transaction.

(h)
Preliminary estimate of fair value of contingent consideration, including: $15.3 million of estimated royalties on future net sales; $6.8 million of milestones on future net sales; and $1.8 million of milestones based on specific events (paid in common stock of PDI, Inc.).

(i)	Impact of present value on settlement.

(j)	Interest and loan acquisition fees that were paid in full by RedPath at the closing of the Transaction.

(k)	Amount is the net adjustment of the repayment of the $4.7 million of RedPath Note Payable and the $7.4 million present value of the $11.0 million Note to the Equityholders of RedPath.

(l)	The elimination of the equity of Redpath and (m) below.

(m)
$6.0 million is the estimated income tax benefit recorded in connection with the deferred tax liability created by the identified intangible assets acquired and the offsetting valuation allowance released through the statement of operations in accordance with Accounting Standards Codification 740, Income Taxes.

(n)
Adjustment to record estimated amortization expense for the identifiable intangible assets of approximately $5.2 million for the period of January 1, 2013 through December 31, 2013, and approximately $3.9 for the period of January 1, 2014 through September 30, 2014, as if the acquisition had occurred on January 1, 2013.  The weighted average useful life of the finite-lived identifiable intangible assets acquired is approximately 6.5 years and these assets are amortized using the straight line method.

(o)
Includes adjustments to record expense for: imputed interest on the Note Payable to the Equityholders of RedPath Payable; effective interest on the Term Loan; accrual of the $0.8 million Loan Maturity Fee; and amortization of $0.2 million of deferred financing fees.